                                                                    EXHIBIT 99.1


(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Reports $0.13 Earnings Per Share for Third Quarter 2004; Revenues Increase 23%

     Chesterfield, MO - October 28, 2004 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) (the "Company") today reported third quarter 2004 earnings of $3.5 million, or $0.13 per diluted share, compared to $3.3 million, or $0.12 per diluted share, for the same period last year.

         Revenues increased 23.4% to $144.8 million for the third quarter of 2004 from $117.4 million in the same period last year. This reflects growth in tunneling and several regional rehabilitation business units along with the impact of 2003 acquisitions.

         Year-to-date revenues increased 13.6% to $415.2 million from $365.5 million in the same period last year. As with third quarter revenues, this was principally due to the effect of acquisitions and growth in certain North American CIPP regions, as well as in Europe, Tite Liner (R) and tunneling. Year-to-date earnings were $7.2 million, or $0.27 per diluted share, in 2004 compared to $14.5 million, or $0.55 per diluted share, in the first nine months of 2003.

     Gross profit increased 10.4% to $30.3 million in the third quarter of 2004 from $27.4 million in the third quarter of 2003. Gross profit margin for the quarter for the Company's rehabilitation and Tite Liner segments increased from 24.5% to 25.2% and from 30.7% to 35.1%, respectively, compared with the third quarter of 2003. Gross profit margin for the tunneling segment declined from 16.8% to 6.3% in the third quarter of 2004 compared with the same period in 2003, primarily as a result of project performance issues described below. Gross profit margin for the Company as a whole declined from 23.4% to 20.9% due to the tunneling segment's performance. For the first nine months of 2004, gross profit increased 1.5% to $86.2 million from $85.0 million for the same period in 2003.

     The above performance was achieved despite some unexpected challenges during the quarter. A major tunneling job experienced a reduction in gross profit of $3.7 million ($2.2 million after tax). While this project is expected to remain profitable to the Company, it experienced a downward adjustment as a result of revisions to original estimates and production delays. Partially offsetting this performance in tunneling were the favorable resolutions of several claims in the ordinary course of business.

     The Company's operations in the southeast United States were interrupted by the four hurricanes that struck the region in the third quarter. The combination of deferred work and idled crew downtime costs resulted in an estimated $0.9 million ($0.5 million after tax) of unfavorable impact to gross profit.

     Third quarter 2004 operating expenses increased 13.0% to $22.2 million from $19.6 million in the third quarter of 2003. For the first nine months of 2004, operating expenses increased 20.6% to $67.2 million from $55.7 million for the same period last year. The higher level of operating expenses is consistent with management's emphasis on key initiatives in the areas of growth, technological innovation and operational excellence. The higher costs are primarily in the areas of compensation and employee related costs combined with increased professional and consulting fees. Acquisitions made in 2003 also added $0.7 million and $3.3 million, respectively, to operating expenses in the third quarter and first nine months of 2004.

     Interest and other expense was $2.2 million in the third quarter of 2004, compared to $2.1 million in the third quarter of 2003. Year to date, interest and other expense increased 29.6% to $6.7 million from $5.2 million a year ago, which reflects the placement of $65.0 million in Senior Notes in April 2003, causing higher interest expense during the first nine months of 2004 compared to the same period of 2003.

     The Company's unrestricted cash position was $77.7 million at September 30, 2004 compared to $93.9 million at December 31, 2003. Importantly, this is after the Company made $18.9 million in debt repayments and $25.5 million in capital expenditures during the nine-month period ended September 30, 2004. Capital expenditures in the first nine months of 2003 were $12.6 million. The Company's cash position at September 30, 2004 was also impacted by $3.0 million received from the exercise of stock options, and $9.1 million in tax refunds received earlier this year.

     The Company will host a conference call at 9:30 a.m. EDT on Friday, October
29. The call can be accessed by clicking on the Presentations tab on the Investor Relations page of the Company's Web site (www.insituform.com) or by using the following link:

     http://www.shareholder.com/insituform/MediaList.com.

     An audio archive of the webcast will be available approximately two hours after the call through www.insituform.com. The archive will be available for one week.

     Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

     This news release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for the Company's products and services, the geographical distribution and mix of the Company's work, and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

                          INSITUFORM TECHNOLOGIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                    (In thousands, except per share amounts)


                                        For the Three Months                 For the Nine Months
                                         Ended September 30,                 Ended September 30,
                                       2004              2003              2004              2003
Revenues                          $    144,821      $    117,360      $    415,169      $    365,486
Cost of revenues                       114,545            89,941           328,962           280,531
Gross profit                            30,276            27,419            86,207            84,955
Selling, general and
  administrative                        22,201            19,648            67,167            55,713
Operating income                         8,075             7,771            19,040            29,242
Other (expense) income:
  Interest expense                      (2,318)           (2,391)           (7,113)           (5,763)
  Other                                    102               331               389               573
Total other expense                     (2,216)           (2,060)           (6,724)           (5,190)
Income before taxes on income            5,859             5,711            12,316            24,052
Taxes on income                          2,268             2,228             4,931             9,381
Income before minority
  interests, equity in
  earnings and discontinued
  operations                             3,591             3,483             7,385            14,671
Minority interests                         (65)              (84)             (166)             (144)
Equity in earnings of
  affiliated companies                       0               101               (35)              201
Income from continuing
  operations                             3,526             3,500             7,184            14,728
Loss from discontinued
  operations                                --              (215)               --              (231)
Net income                        $      3,526      $      3,285      $      7,184      $     14,497
Earnings per share:
  Basic:
    Income from continuing
      operations                  $       0.13      $       0.13      $       0.27      $       0.56
    Loss from discontinued
      operations                            --             (0.01)               --             (0.01)
    Net income                    $       0.13      $       0.12      $       0.27      $       0.55
  Diluted:
    Income from continuing
      operations                  $       0.13      $       0.13      $       0.27      $       0.56
    Loss from discontinued
      operations                            --             (0.01)               --             (0.01)
    Net income                    $       0.13      $       0.12      $       0.27      $       0.55




Weighted average common
  shares - basic                        26,698            26,451            26,624            26,475
Weighted average common
  and equivalent shares -
  diluted                               26,840            26,638            26,763            26,593

SEGMENT DATA
Revenues
  Rehabilitation                  $    102,924      $     89,456      $    303,178      $    275,706
  Tunneling                             35,963            22,611            93,158            74,581
  Tite Liner(R)                          5,934             5,293            18,833            15,199
Total revenues                    $    144,821      $    117,360      $    415,169      $    365,486

Gross profit
  Rehabilitation                  $     25,935      $     22,005      $     70,997      $     70,478
  Tunneling                              2,255             3,791             8,638             9,725
  Tite Liner(R)                          2,086             1,623             6,572             4,752
Total gross profit                $     30,276      $     27,419      $     86,207      $     84,955

Operating income
  Rehabilitation                  $      7,309      $      5,090      $     14,400      $     22,493
  Tunneling                               (303)            1,876             1,028             4,293
  Tite Liner(R)                          1,069               805             3,612             2,456
Total operating income            $      8,075      $      7,771      $     19,040      $     29,242

                          INSITUFORM TECHNOLOGIES, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                   (Unaudited)
                                 (In thousands)


                                             September 30, 2004       December 31, 2003
ASSETS
 CURRENT ASSETS
  Cash and cash equivalents                   $        77,678          $        93,865
  Restricted cash                                       1,062                    6,126
  Receivables, net                                     95,616                   90,814
  Retainage                                            27,144                   24,902
  Costs and estimated earnings
    in excess of billings                              40,012                   27,853
  Inventories                                          15,902                   12,935
  Prepaid expenses and other assets                    12,289                   19,515
  Assets held for disposal                                 --                    1,263
 TOTAL CURRENT ASSETS                                 269,703                  277,273
 PROPERTY, PLANT AND EQUIPMENT,
  less accumulated depreciation                        86,531                   75,667
 OTHER ASSETS
  Goodwill                                            131,558                  131,613
  Other assets                                         22,949                   23,807
 TOTAL OTHER ASSETS                                   154,507                  155,420

TOTAL ASSETS                                  $       510,741          $       508,360

LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
  Current maturities of long-term
    debt and line of credit                   $        15,856          $        16,938
  Accounts payable and accrued
    expenses                                           89,762                   82,670
  Billings in excess of costs
    and estimated earnings                              9,995                    8,495
  Liabilities related to
    discontinued operations                                --                    1,770
 TOTAL CURRENT LIABILITIES                            115,613                  109,873
 LONG-TERM DEBT, less current
    maturities                                         96,528                  114,323
 OTHER LIABILITIES                                      3,501                    3,530
 TOTAL LIABILITIES                                    215,642                  227,726
 MINORITY INTERESTS                                     1,640                    1,465
 TOTAL STOCKHOLDERS' EQUITY                           293,459                  279,169

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                         $       510,741          $       508,360

                          INSITUFORM TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (In thousands)


                                                              For the Nine Months
                                                              Ended September 30,
                                                            2004              2003
Cash flows from operating activities:
Net income                                               $    7,184        $   14,497
  Loss from discontinued operations                              --               231
Income from continuing operations                             7,184            14,728
Adjustments to reconcile net cash provided
  by operating activities:
  Depreciation                                               12,149            11,213
  Amortization                                                1,570             1,005
  Deferred income taxes                                         430               (30)
  Loss on disposal of assets                                    717               518
  Write-off of deferred financing fees                          226                --
  Loss (income) from equity investments                          35              (201)
  Minority interest in net income                               166               144
  Restructuring charge                                           --              (261)
  Other                                                       3,759             2,037
Changes in operating assets and liabilities:
  Change in restricted cash related to
   operating activities                                         462               143
  Receivables, including costs and estimated
    earnings in excess of billings                          (18,359)            2,451
  Inventories                                                (2,966)             (415)
  Prepaid expenses and other assets                           7,591            (3,693)
  Accounts payable and accrued expenses                       6,822            (1,065)
Net cash provided by operating
  activities of continuing operations                        19,786            26,574
Net cash used by operating activities of
  discontinued operations                                        --            (1,558)
Net cash provided by operating activities                    19,786            25,016
Cash flows from investing activities:
  Capital expenditures                                      (25,521)          (12,573)
  Proceeds from the sale of fixed assets                      1,904               780
  Purchases of businesses, net of cash acquired                  --            (6,337)
  Other investing activities                                   (844)            1,406
Net cash used in investing activities                       (24,461)          (16,724)
Cash flows from financing activities:
  Proceeds from the issuance of common stock                  3,042               557
  Purchases of treasury stock                                    --            (1,597)
  Principal payments on long-term debt                      (18,914)          (22,734)
  Issuance of long-term debt                                     --            65,000
  Increase (decrease) in line of credit                          --           (25,835)
  Change in restricted cash related to
    financing activities                                      4,602            (4,600)
  Deferred financing charges                                   (633)             (692)

  Net cash (used) provided in financing activities          (11,903)           10,099
    Effects of exchange rates on cash                           391               673
  Net increase (decrease) in cash and cash
    equivalents                                             (16,187)           19,064
  Cash and cash equivalents, beginning of period             93,865            71,401
  Cash and cash equivalents, end of period                   77,678            90,465


CONTACT:  Insituform Technologies, Inc.
          Christian G. Farman, Vice President and CFO
          (636) 530-8000